Exhibit 10.8

ASSET AGREEMENT

Asset Purchase Agreement dated as of October 2, 2011 (this “Agreement”) by and between Jet Regulators, L.C., a Texas limited liability company, R/T Jet Tech, L.P.,with principal executive offices located at 200 Texas Way, 23 N., Fort Worth, Texas 76106 and their Shareholders (the “Company”), and UMED Holdings, Inc., a Texas corporation (“Purchaser”).

WHEREAS, Purchaser desires to purchase 49% interest in Company’s issued and outstanding member units and partnership interest units, Shareholder Units (the “Shareholder Units”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I. ACQUISTION OF SHAREHOLDER UNITS

A.Stock Exchange.  Purchaser hereby agrees to issue 600,000 shares of its restricted common stock to the Shareholders of the Company (as directed by written directions from the Company) in exchange for a 49% interest in the 1,000 member units of Jet Regulators, L.C. and 1,000 partnership interest units of R/T Jet Tech, L.P.  owned by the Shareholders in a transaction exempt from the registration and prospectus delivery requirements of the Securities and Exchange Act of 1933, as amended (the “Securities Act”), the Shareholder Units.  Purchaser further agrees that, should its assets become encumbered by legal actions at any time within the twelve month period beginning with the date of this agreement, the Company shall have the option to return the 600,000 shares of Purchaser’s restricted common stock to Purchaser and reacquire the 49% of the 1,000 member units of Jet Regulators, L.C. and 1,000 partnership interest units of R/T Jet Tech, L.P. owned by the Shareholders.

II. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to and covenants and agrees with the Company as follows:

A. Purchaser is purchasing the Shareholder Units for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof.

B. Purchaser is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Shareholder Units, and (iv) able to afford the loss of its investment in the Shareholder Units.

C. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and is a valid and binding agreement of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

D. Purchaser represents that it has satisfactory information and data to move forward with the transaction.

            E. The Purchaser (i) has duly and validly authorized and reserved for issuance shares of its Shareholder Units, which is a number sufficient for the issuance of the Shareholder Units contemplated by this Subsidiary Acquisition Agreement. The Purchaser understands and acknowledges the potentially dilutive effect on the issuance of the Shareholder Units.

           F.  The Purchaser has the requisite corporate power and authority to enter into this Agreement (as such term is hereinafter defined) and to perform all of its obligations hereunder and thereunder (including the issuance, sale and delivery to Company and its Shareholders of the Shareholder Units).  The execution, delivery and performance by the Purchaser of the Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions on the part of the Purchaser and no further filing, consent, or authorization is required by the Purchaser.  Each of the Documents has been duly and validly executed and delivered by the Purchaser and each Document constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.  The Shareholder Units have been duly and validly authorized for issuance by the Purchaser.  For purposes of this Agreement, the term “Documents” means (i) this Agreement.

G.  Validity of Issuance of the Shareholder Units.  The Shareholder Units upon their issuance will be validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights.

III. THE COMPANY’S REPRESENTATIONS

The Company represents and warrants as of the date hereof to the Purchaser that, except as set forth in this Agreement, the statements contained in this Section 3 are complete and accurate as of the date of this Agreement.  As used in this Section 3, the term “Knowledge” shall mean the knowledge of the members of the board of directors of the Company and/or the officers or employees of the Company after reasonable investigation.

A.   Capitalization.

1. The authorized capital stock of the Company consists of 1,000 member units 1,000 partnership interest units in Jet Regulator, L.C. and R/T Jet Tech, L.P., respectively, of which 1,000 member units 1,000 partnership interest units in Jet Regulator, L.C. and R/T Jet Tech, L.P. are issued and outstanding, in Jet Regulators, L.C. and R/T Jet Tech, L.P., respectively, as of the date hereof and are fully paid and non assessable. The Shareholder Units issued and outstanding of Jet Regulators, L.C. and R/T JetTech, L.P.  are to be exchanged for UMED Holdings, Inc. shares as set forth in Section I A. above.

2. Except as disclosed herein by the Company, there are no preemptive, subscription, “call,” right of first refusal or other similar rights to acquire any Shareholder Units of the Company, that have been issued or granted to any person and no other obligations of the Company to issue, grant, extend or enter into any security, option, warrant, “call,” right, commitment, agreement, arrangement or undertaking with respect to any of their respective Shareholder Units.

B.   Organization; Reporting Company Status.

1. The Company is composed of Jet Regulators, L.C. a limited liability company and R/T Jet Tech, L.P., a limited partnership, both duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated and is duly qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would reasonably be expected to have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company or on the consummation of any of the transactions contemplated by this Agreement (a “Material Adverse Effect”).

C.   Full Disclosure.  There is no fact known to the Company (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in this Agreement that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to the Documents.

D.   Absence of Events of Default.  No “Event of Default” (as defined in any agreement or instrument to which the Company is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing.

E.   No Misrepresentation.  No representation or warranty of the Company contained in this Agreement or any of the other Documents, any schedule, annex or exhibit hereto or thereto or any agreement, instrument or certificate furnished by the Company to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

F.   Litigation.  Other than as disclosed in this Agreement and to Purchaser, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, the Documents, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets or condition of the Company, taken as a whole, financially or otherwise, or any change in the current equity ownership of the Company.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company pending or that the Company intends to initiate.

IV. ISSUANCE OF SHAREHOLDER UNITS

A. The Purchaser undertakes and agrees that no instruction other than the instructions referred to in this Article V shall be given to its transfer agent for the Shareholder Units and that they shall be freely transferable on the books and records of the Purchaser as and to the extent provided in this Agreement and applicable law.  Nothing contained in this Section V.A. shall affect in any way the Company’s Members and Partners’ obligations and agreement to comply with all applicable Securities laws upon resale of such Shareholder Units.

B.  The Purchaser shall, at its own cost and expense, take all necessary action to assure that the Purchaser's transfer agent shall issue stock certificates in the name of the Company’s Members and Partners representing the number of shares of common stock issuable by this Agreement.

V. CLOSING DATE

The “Closing” shall be on or before Thirty (30) days from the date of the execution of this Agreement by the Parties hereto, and the date on which the Closing occurs shall be referred to herein as the “Closing Date”.

VI. CONDITIONS TO THE COMPANY’S OBLIGATIONS

Purchaser understands that the Company’s members and partners’ obligation to deliver the 49% of the membership units of Jet Regulators, L.C. and partnership interest units of R/T Jet Tech, L.P., Shareholder Units at Closing to Purchaser pursuant to this Agreement is conditioned upon:

A. Delivery by Purchaser of a copy of its letter of instruction to its Stock Transfer Agent, Transfer On Line, for the issuance of 600,000 shares of Purchaser’s common stock to the Company’s Members and Partners in the individual amounts as directed by written directions from the Company.;

B. The accuracy on the Closing Date of the representations and warranties of Purchaser contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by Purchaser in all material respects on or before the Closing Date of all covenants and agreements of Purchaser required to be performed by it pursuant to this Agreement on or before the Closing Date; and

C. There shall not be in effect any law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

VII. CONDITIONS TO PURCHASER’S OBLIGATIONS

The Company understands that Purchaser’s obligation to purchase the Company Shareholder Units Shares on the Closing Date pursuant to this Agreement is conditioned upon:

A.  Delivery by the Company’s Members and Partners, Shareholders of the 49% of the Shareholder Units to Purchaser to be exchanged for Purchaser common stock Shares as set forth in VII (A) above.

B. The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date, all of which shall be confirmed to Purchaser by delivery of the certificate of the chief executive officer of the Company to that effect;

C. The Company shall have delivered to the Purchaser  unanimous resolutions of the Company’s Board of Directors and the Company’s members and partners  executed by the Company’s Directors and Shareholders, respectively,  authorizing and approving the execution of the Documents  and the transactions contemplated by this Agreement;

D. There not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect;

E. There shall not be in effect any law, order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement;

F. Purchaser shall have received such additional documents, certificates, payment, assignments, transfers and other deliveries as it or its legal counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated;

VIII. SURVIVAL; INDEMNIFICATION

A. The representations, warranties and covenants made by each of the Company and Purchaser in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby.  In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

B. The Company hereby agrees to indemnify and hold harmless Purchaser, its affiliates and their respective officers, directors, employees, consultants, partners, members and attorneys (collectively, the “Purchaser Indemnities”) from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, “Losses”) and agrees to reimburse Purchaser Indemnities for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by Purchaser Indemnities and to the extent arising out of or in connection with:

1. any misrepresentation, omission of fact or breach of any of the Company’s representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement or the other Documents;

2. any failure by the Company to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by the Company pursuant to this Agreement or the other Documents; or

IX. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such state.

X. SUBMISSION TO JURISDICTION

Each of the parties hereto consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of Tarrant County or the state courts of the State of Texas sitting in the City of Fort Worth, Texas in connection with any dispute arising under this Agreement and the other Documents.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.  Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by registered or certified mail (return receipt requested), postage prepaid, at its address specified in Article XVI.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

XI. WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND OTHER DOCUMENTS.  EACH PARTY HERETO (i) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

XII. COUNTERPARTS; EXECUTION

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but both of which counterparts shall together constitute one and the same instrument.  A facsimile transmission of this signed Agreement shall be legal and binding on both parties hereto.

XIII. HEADINGS

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

XIV. SEVERABILITY

In the event any one or more of the provisions contained in this Agreement or in the other Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

XV. ENTIRE AGREEMENT; REMEDIES, AMENDMENTS AND WAIVERS

This Agreement and the Documents constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  This agreement shall supersede all other agreements between the parties.

XVI. NOTICES

Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopy machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopy machine or overnight courier service as follows:

A. If to the Company, to:

Jet Regulators, L.C.
200 Texas Way, 23 N.
Fort Worth, Texas  76106
Attention:  Mr. Rod Techmeyer, Managing Member

R/T Jet Tech, L.P.
200 Texas Way, 23 N.
Fort Worth, Texas  76106
Attention:  Mr. Rod Techmeyer, General Partner

B. If to Purchaser, to:

UMED Holdings, Inc.
6628 Bryant Irvin Road,  Suite 250
Fort Worth, Texas  76132
Attention: Kevin Bentley, CEO

The Company or Purchaser may change the foregoing address by notice given pursuant to this Article XVI.

XVII. CONFIDENTIALITY

Each of the Company and Purchaser agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provide, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law (including, without limitation, pursuant to Item 601(b)(10) of Regulation S-K under the common stock Shares Act and the Exchange Act).

XVIII. ASSIGNMENT

This Agreement shall not be assignable by the Company or Purchaser without the prior written consent of the Other Party.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed and delivered on the date first above written.

Jet Regulators, L.C.	UMED Holdings, Inc.

By: /s/Rod Techmeyer R	By: /s/ Kevin Bentley

Name: Rod Techmeyer	Name: Kevin Bentley

Title: Managing Member	Title: CEO

R/T Jet Tech, L.P.

By: /s/ Rod Techmeyer

Name: Rod Techmeyer

Title: General Partner

 /s/ Rod Techmeyer
Rod Techmeyer, Individual

/s/ Jubel Caldwell
Jubel Caldwell, Individual

 /s/ Terri Techmeyer
Terri Techmeyer, Individual

/s Lonnie Meissner
Lonnie Meissner, Individual